EXHIBIT 99.1

TAYLOR CAPITAL GROUP, INC. SHAREHOLDERS ELECT DIRECTORS;

APPROVE INCENTIVE BONUS PLAN;

AND DECLARES QUARTERLY DIVIDENDS

Rosemont, IL - June 7, 2007 - At its annual shareholder meeting, Taylor Capital Group, Inc. (NASDAQ: TAYC) shareholders elected Bruce W. Taylor, Ronald Bliwas, Ronald D. Emanuel, Edward McGowan, Louise O'Sullivan, Melvin E. Pearl, Shepherd G. Pryor IV, Jeffrey W. Taylor, Richard W. Tinberg, and Mark L. Yeager to the Corporation's Board of Directors to hold office for a one year term until the 2008 Annual Meeting of Shareholders or until their successors are duly elected and qualified. Shareholders also approved the Taylor Capital Group, Inc. 2007 Incentive Bonus Plan, which became effective upon such approval.

Today, the Board of Directors also approved a cash dividend of $0.10 per share of its common stock, payable on July 5, 2007 for shareholders of record as of June 25, 2007. In addition, a cash dividend of $0.609375 per share of trust preferred securities issued by TAYC Capital Trust I is payable on July 2, 2007 to shareholders of record as of June 29, 2007.

About Taylor Capital Group, Inc.

Taylor Capital Group, Inc. is a $3.3 billion bank holding company for Cole Taylor Bank, a Chicago-based commercial bank specializing in serving the business banking, real estate lending and wealth management requirements of closely held and family-owned small- and mid-sized businesses.  Cole Taylor Bank is a member of the FDIC and an Equal Housing Lender.

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For more information:

Contact: Ilene Stevens

847.653.7731

www.taylorcapitalgroup.com